Exhibit 24

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that with respect to holdings of and transactions in securities issued by Genprex, Inc. (the “Company”), the undersigned hereby constitutes and appoints each of Ryan Confer and John Ayres with full power to act singly, as the undersigned’s true and lawful attorney-in-fact, with full power of substitution, to:

1)

prepare, execute in the undersigned’s name and on the undersigned’s behalf, and submit to the United States Securities and Exchange Commission (the “SEC”) a Form ID, including amendments thereto, and any other documents necessary or appropriate to obtain and/or regenerate codes and passwords enabling the undersigned to make electronic filings with the SEC or reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any rule or regulation of the SEC, in the undersigned’s capacity as an officer and/or director and/or beneficial owner of the Company;

2)	execute for and on behalf of the undersigned, Forms 3, 4 and 5 in accordance with Section 16 of the Exchange Act and the rules thereunder;

3)

do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4 or 5, complete and execute any amendment or amendments thereto, and timely file such form with the SEC and any stock exchange or similar authority; and

4)

take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact or such attorneys-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted.

The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 16 of the Exchange Act. The undersigned further acknowledges and agrees that this power of attorney constitutes the entire agreement with the Company with respect to the subject matter hereof and supersedes and replaces any and all prior power of attorney agreements or undertakings between the undersigned and the Company with respect thereto.

This power of attorney shall remain in full force and effect until revoked or replaced by the undersigned in a signed writing delivered to the attorneys-in-fact or the undersigned is no longer required to file Forms 3, 4 and 5 with respect to the undersigned’s holdings of and transactions in securities issued by the Company.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 12th day of February, 2024.

By:	/s/ J. Rodney Varner
Name:	Rodney Varner
Title:	President & CEO